                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 filed on February 13, 1998 and related Prospectus of Chiquita Brands International, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 1997, with respect to the financial statements of Owatonna Canning Company for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 included in the Chiquita Brands International, Inc. Current Report on Form 8-K dated September 15, 1997, filed with the Securities and Exchange Commission.




                                               /S/ HUTTON, NELSON & MCDONALD LLP



Oakbrook Terrace, Illinois
February 13, 1998